Exhibit 10.10

FIRST AMENDMENT TO PENSION EQUALIZATION PLAN

OF BLACK HILLS CORPORATION

        Pursuant to action taken by the Board of Directors of Black Hills Corporation, the Pension Equalization Plan of Black Hills Corporation (as amended effective November 6, 2001) is hereby amended as follows:

I.

        Effective December 20, 2002, Section 3 is amended to read as follows:

“Earnings” shall mean the compensation paid to an employee by a Company during a calendar year, including any amounts paid to him as overtime, bonus, commission, unused paid time off or incentive compensation, any earnings reduction under a cash or deferred arrangement established under Section 401(k) of the Code, any earnings reduction under a Nonqualified Deferred Compensation Plan, any salary reduction under a flexible benefit program established by the Company under Section 125 of the Code and, effective January 1, 2000, any compensation reduction elected for qualified transportation fringe benefits under Section 132 (f)(4) of the Code, but excluding reimbursements and expense allowances, taxable fringe benefits, moving expenses, moving/relocation allowances, non-cash incentives and stock options, long-term incentive compensation (such as payments under the Black Hills Corporation Omnibus Incentive Compensation Plan), payments received from a Nonqualified Deferred Compensation Plan and welfare benefits (such as group term life insurance in excess of $50,000 and tuition assistance).

IN WITNESS WHEREOF, Black Hills Corporation has caused this amendment to the PENSION EQUALIZATION PLAN OF BLACK HILLS CORPORATION to be executed this 29th day of January, 2003.

BLACK HILLS CORPORATION

By: /s/ Steven J. Helmers Steven J. Helmers Its: General Counsel and Secretary